Cornelis David Arends

December 13, 2017

Extension assignment agreement

Dear Kees,
You are currently assigned by Cimpress N.V. to Cimpress France SARL under the terms of the Long Term Assignment Agreement dated December 9, 2015 (Annex A).
In our letter of today, we have agreed that your employment agreement with Cimpress N.V. will be extended as from January 10, 2018 for an indefinite term.
We hereby also agree that your assignment at Cimpress France SARL will continue under the same terms as from January 10, 2018 until July 31, 2018 at the latest.
Please return a signed copy of this letter to Cimpress N.V. to confirm you agree to this.

Sincerely,
Robert Keane
Chairman of the Management Board

/s/Robert S. Keane Cimpress N.V. Dated: 18 December 2017	/s/Cornelis David Arends Cornelis David Arends Dated: 15 December 2017

Annex A: Long Term Assignment Agreement dated December 9, 2015

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